Exhibit 99.1

PENWEST REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

— FDA Files Company’s NDA for PW2101—

Danbury, CT, November 1, 2004 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the third quarter and the nine months ended September 30, 2004.

Third Quarter Ended September 30, 2004

Total revenues for the third quarter of 2004 were $1.2 million, compared with $1.0 million for the third quarter of 2003. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL®. The year-over-year increase was primarily due to Mylan’s stronger sales of generic Procardia XL in this year’s quarter.

Net loss for the third quarter of 2004 was $5.0 million, or $0.27 per share. This compares with a net loss of $5.5 million, or $0.32 per share, in the third quarter of 2003.

Selling, general and administrative (SG&A) expenses for both the third quarter of 2004 and the third quarter of 2003 were approximately $2.3 million. An increase of $47,000, or 2 percent, in SG&A expenses in the third quarter of 2004 over the comparable period last year primarily reflects lower compensation expenses in 2003 attributable to internal personnel costs that were capitalized during the third quarter of 2003, as part of the implementation of a project related to the Company’s information system. This increase in compensation expense in 2004 was partially offset by a decrease in professional fees.

Research and development (R&D) expenses in the third quarter of 2004 were $4.1 million, compared with $4.4 million in the third quarter of 2003. Penwest’s R&D spending in this year’s quarter included $1.3 million of expense related to the development of PW2101. Spending on the development of PW2101 decreased in the 2004 quarter by $1.1 million from the prior year’s third quarter primarily due to a reduction in manufacturing related development costs. Spending on Phase I product candidates and internal costs increased in this year’s third quarter by $383,000 to $2.2 million primarily due to more product candidates in the early stages of clinical development than in the previous period.

Filing of NDA for PW2101

Penwest also announced that the FDA had accepted for review the Company’s 505 (b)(2) NDA for PW2101, a beta blocker that the Company requested be indicated for the treatment of hypertension and angina. This is the first product that the Company has fully developed internally and for which the Company submitted an NDA to the Agency. The NDA currently covers the higher strengths of this product.

Penwest is conducting an additional clinical trial on a lower strength of the product, which it expects to complete by the end of 2004. Assuming the results of this trial are positive, the Company expects to submit the data in the first quarter of 2005 and believes that the FDA will consider this strength as part of the NDA.

In addition, the Company is conducting additional work to qualify a manufacturing site for commercial production of the product. Penwest has established arrangements with a third party for the commercial manufacture of the higher strengths of PW2101 at one manufacturing site, but is working with the third party to qualify another manufacturing site that could produce all of the strengths of PW2101 and would have a greater production capacity than the current site.

The Company is currently seeking a marketing partner for this product in the U.S..

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, “We reached a significant milestone as a company with the filing of PW2101. Our organization has made a significant transition over the last two years as we worked through the development of this product. Notably, we have several other product candidates we believe are promising that are progressing through earlier stages of development. These products are primarily for the treatment of neurological diseases, which is the Company’s primary area of focus for the new products in the portfolio.”

At September 30, 2004, Penwest had $45.0 million in cash and short-term investments, compared with $63.9 million as of December 31, 2003.

Nine Months Ended September 30, 2004

For the nine months ended September 30, 2004, Penwest reported total revenues of $4.0 million, compared with $3.4 million for the nine months ended September 30, 2003. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL®. Product sales were lower in the first nine months of 2004 compared with the first nine months of 2003, as a result of decreased shipments of formulated bulk TIMERx.

Loss from continuing operations and net loss were $17.3 million, or $0.94 per share, for the nine months ended September 30, 2004, compared with a loss from continuing operations of $17.8 million, or $1.11 per share, for the comparable period of 2003. For the nine months ended September 30, 2003, the Company reported a net loss of $8.2 million, or $0.51 per share, which included a $9.5 million gain from the sale of the excipient business that was completed in February 2003.

SG&A expenses for the nine months ended September 30, 2004 decreased $619,000, or 8 percent, to $7.2 million, compared with $7.8 million for the comparable period of 2003. SG&A expenses for the nine months ended in 2003 included $341,000 for the Company’s share of marketing expenses for oxymorphone ER, a product Penwest is developing jointly with Endo Pharmaceuticals Inc. Penwest recorded no such costs for this product in 2004 as the Company opted out of funding these costs effective April 2003. In addition, professional fees and costs of business insurance decreased in the first nine months of 2004, which decreases were partially offset by lower compensation expenses in 2003 related to personnel costs that were capitalized during the third quarter of 2003, as noted above.

R&D expenses for the nine months ended September 30, 2004 increased $1.0 million, or 8 percent, to $14.6 million, compared with $13.6 million for the comparable period of 2003. This increase was primarily due to increased spending of $842,000 on PW2101, an increase in Phase I development of products and internal costs of $1.6 million, and a $410,000 write-down relating to certain patent costs taken in the second quarter of 2004. These increases were partially offset by decreased spending of approximately $1.9 million on oxymorphone ER, due to opting out of funding these costs as described above.

Conference Call and Webcast

Mr. Hamachek and Jennifer Good, Penwest’s Chief Financial Officer, will be holding a conference call today at 11:00 am EST to discuss the Company’s financial results, the Company’s financial outlook, PW2101, and to provide an update on the business for the third quarter. The dial-in number for the call is Domestic: (800) 862-9098, International: (785) 424-1051. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.

Penwest Pharmaceuticals

Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER, and PW2101 including the timing and outcome of regulatory approval; the ability to enter into a marketing agreement for PW2101 and other additional collaborations; uncertainty of success of collaborations; the ability to qualify the PW2101 manufacturing sites on a timely basis; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, or in the case of trials such as the trial to be conducted by Penwest referred to above, warrant submission of an application for regulatory approval of, or warrant regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 3, 2004, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

(Table Follows)

Penwest Pharmaceuticals Co.
Consolidated Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Revenues:
Royalties & licensing fees	$1,206	$1,016	$3,733	$2,982
Product sales	4	—	226	455

Total revenues	1,210	1,016	3,959	3,437
Cost of revenues	15	11	93	155

Gross profit	1,195	1,005	3,866	3,282
Operating Expenses:
Selling, general and administrative	2,323	2,276	7,187	7,806
Research and product development	4,103	4,413	14,614	13,555

Total operating expenses	6,426	6,689	21,801	21,361

Operating loss from continuing operations	(5,231)	(5,684)	(17,935)	(18,079)
Investment income	228	147	645	267
Interest expense	—	—	—	34

Loss from continuing operations before
income tax	(5,003)	(5,537)	(17,290)	(17,846)
Income tax expense	5	—	5	—

Loss from continuing operations	(5,008)	(5,537)	(17,295)	(17,846)
Discontinued Operations:
Earnings from discontinued operations, net of tax expense of $26 for the nine months ended September 30, 2003	—	—	—	177
Gain on sale of discontinued operations, net of tax expense of $51 for the nine months ended September 30, 2003	—	—	—	9,497

Net loss	$(5,008)	$(5,537)	$(17,295)	$(8,172)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(0.27)	$(0.32)	$(0.94)	$(1.11)
Discontinued operations	—	—	—	0.60

Net loss	$(0.27)	$(0.32)	$(0.94)	$(0.51)

Weighted average shares of common stock outstanding	18,496	17,254	18,464	16,118

Other Information

	September 30, 2004	December 31, 2003
Cash and short term investments	$44,959	$63,893

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